Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 29, 2016 at 1:30 pm Eastern Standard Time  (the “Execution Date”), by and among: AIT THERAPEUTICS, INC., a Delaware corporation (“Parent”); RED MAPLE LTD., an Israeli corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ADVANCED INHALATION THERAPIES (AIT) Ltd., an Israeli corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.          Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Israeli Companies Law (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company (as the Surviving Corporation) will become a wholly-owned subsidiary of Parent.

B.          It is intended that, for United States federal income tax purposes, the Merger shall qualify as (i) a transaction described in Section 351 of the Code or (ii) a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

C.          The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D.          Prior to the execution and delivery of this Agreement, (i) Parent has obtained and delivered to the Company all requisite authorizations and consents necessary to approve the filing of its Amended and Restated Certificate of Incorporation, attached hereto as Exhibit B (the “Parent Restated Charter”) and/or to otherwise give force to any of the Contemplated Transactions on behalf of the Parent and/or the Merger Sub, including without limitations, the written consent of the Parent's and/or Merger Sub's stockholders and board of directors, (ii) the Parent Restated Charter, has been filed with the Secretary of State of the State of Delaware and is in full force and effect, (iii) Parent has obtained and delivered to the Company letters of resignation from each of Parent’s officers and directors which shall be in effect immediately prior to the Effective Time (as defined below), (iv) the individuals set forth on Exhibit C have been appointed as the officers and/or directors of Parent effective as of the Effective Time and (v) the Company has made a cash payment to Parent in the amount of $320,000 (the “Cash Purchase Price”) in accordance with the Term Sheet and Escrow Agreement, each dated October 21, 2016, as amended, between the parties  in partial consideration of the Merger and Parent has distributed a portion of the Cash Purchase Price to its stockholders as a dividend and has utilized a portion of the Cash Purchase Price to redeem certain of its shares of common stock held by Jason Lane (“Lane”), in accordance with the terms of that certain Stock Repurchase Agreement, dated as of the date hereof, between Parent, Lane and Gilbert J. Bradshaw of Wilson & Oskam, LLP, as Escrow Agent (the “Redemption Agreement”)

E.          Immediately following the execution and delivery of this Agreement, (i) the Company shall deliver to Parent the written consent of the Company’s stockholders and/or board of directors (as applicable) necessary to adopt this Agreement and approve the Merger and the other transactions contemplated herein, in the form attached hereto as Exhibit D (the “Company Written Consent”), (ii) Merger Sub shall deliver to the Company the written consent of Parent, as the sole stockholder of Merger Sub, together with the requisite resolution(s) of the Merger Sub's board of directors, adopting this Agreement and approving the Merger and the other transactions contemplated herein, in the form attached hereto as Exhibit E (the “Merger Sub Written Consent”), and (iii) the Company and Parent shall exchange signature pages on the Assumption Agreement, as defined herein, in the form attached hereto as Exhibit F.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.          DESCRIPTION OF TRANSACTION

1.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”); all, in accordance with the applicable provisions of the Israeli Companies Law.

1.2          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Israeli Companies Law.

1.3          Closing; Effective Times of the Merger.

(a)          The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Law Offices of Craig V. Butler, 300 Spectrum Center Drive, Suite 300, Irvine, California, immediately following the delivery of the Company Written Consent and the Merger Sub Written Consent by the Company and the Merger Sub, respectively.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b)          Without derogating from any other provision of this Agreement pertaining to the preconditions required to give effect of the Merger, the Merger shall not be in effect until such time as the parties have complied with all conditions pursuant to the law of the State of Israel, and all parties have executed and transferred their signatures to this Agreement, and all deliverables required hereunder the “Effective Time”).

1.4          Directors and Officers.  Unless otherwise determined by Company prior to the Effective Time:

(a)          the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are listed on Exhibit C.

1.5          Exchange of Shares and Options; Treatment of Warrants.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)          subject to Sections 1.5(b), 1.5(c), 1.5(f), 1.6, and 1.7, each share of Company Share Capital outstanding immediately prior to the Effective Time shall be surrendered and transferred in return of one share of Parent Common Stock (the “Exchange Ratio”) to be issued to the respective holders of the outstanding Company Share Capital, such that following the transactions contemplated under this Section 1.5(a)(i), the shareholders of the Company immediately prior to the Effective Time, as evidenced by the Company's records required per the instructions of the Israeli Companies Law (the "Entitled Shareholders") shall hold at least 99% of the Parent's issued Capital Stock (the "Goal Holdings"), whereby for the purposes of this Section, any Preferred Share issued and outstanding shall be deemed as converted into such number of the Company’s Ordinary Shares, as prescribed under the Company’s Articles of Association; and

(ii)          The Merger Sub, including its Share Capital shall cease to exist, in accordance with the provisions of Section 323 of the Israeli Companies Law, as further prescribed under Section 1.6.

(b)          If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to the Exchange Ratio, provided that the Goal Holdings shall be maintained.

(c)          No fractional shares of Parent Common Stock shall be issued in connection with the Merger.  Due to the Exchange Ratio being one-for-one there will not be any fractional shares issued in connection with the Merger.

(d)          At the Effective Time, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Parent in accordance with Section 1.5(a)(i), which shall apply, mutatis mutandis.  As set forth in Section 1.5(a)(i), each assumed Company Option that immediately prior to the Effective Time was not fully vested shall be subject to the same vesting arrangements that were applicable to such Company Option immediately prior to or at the Effective Time. The applicable terms pertaining to the exercise of the Company Options (such as exercise price, etc.), shall also be adjusted accordingly to reflect the mechanism set forth under Section 1.5(a)(i)

(e)          Each Company Warrant outstanding at the Effective Time shall be assumed by Parent to the extent not exercised prior to the Closing.  At the Effective Time, each Company Warrant shall be converted into a warrant to acquire that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Share Capital subject to such Company Warrant and (y) Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock.  Each Company Warrant shall have a purchase price per share of Parent Common Stock equal to the quotient obtained by dividing (x) the per share purchase price of Company Share Capital subject to such Company Warrant by (y) the Exchange Ratio rounded up to the nearest whole cent.  Each Company Warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time.

(f)          Each share of Unvested Company Ordinary Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Unvested Company Ordinary Shares and (y) the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and such shares of Parent Common Stock shall thereafter remain subject to the same restrictions and vesting arrangements that were applicable to such shares of Unvested Company Ordinary Shares immediately prior to or at the Effective Time.  All outstanding rights to repurchase Unvested Company Ordinary Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time.

1.6          Closing of Transfer Books.  At the Effective Time:

(a) With respect to the Merger Sub: all shares of Merger Sub's Share Capital outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Merger Sub's Share Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Merger Sub;

(b) With respect to both Company and Merger Sub: the share transfer books of shall be closed with respect to all shares of the respective corporation's Share Capital outstanding immediately prior to the Effective Time.  No further transfer of any such shares Share Capital shall be made on each such stock transfer books after the Effective Time; and,

(c) If, after the Effective Time, a valid certificate or any other instrument deemed adequate in accordance with the Israeli Companies Law previously representing any shares of Company Share Capital outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7          Exchange of Certificates.

(a)         As promptly as practicable after the Effective Time (but in any event within sixty (60) days following the Effective Time), Parent shall: (i) cause the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(i) to be issued in book-entry form; and (ii) make payments in lieu of fractional shares in accordance with Section 1.5(c).

(b)          As promptly as practicable after the Effective Time, Parent will mail or otherwise provide to the Persons who were record holders of Company Share Certificates immediately prior to the Effective Time instructions for use in effecting the surrender of Company Share Certificates in exchange for cash in respect of fractional shares pursuant to Section 1.5(c), if any, and book-entry shares representing Parent Common Stock.  Upon surrender of a Company Share Certificate to Parent for exchange, together with such other documents as may be reasonably required by Parent: (A) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor,  book-entry shares representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(i) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c)); and (B) the Company Share Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(i) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c)).  If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash or the issuance of any book-entry shares representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate lost affidavit with respect to such Company Share Certificate.

(c)          No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Share Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Share Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Any holders of Company Share Certificates who have not surrendered their Company Share Certificates in accordance with this Section 1.7 as of the date 180 days after the date on which the Merger becomes effective shall thereafter look only to Parent for satisfaction of their claims for shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(i), cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.5(c) and any dividends or distributions with respect to shares of Parent Common Stock.

(e)          Subject to applicable law, each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or non-U.S. Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and paid to or deposited with the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Parent shall take commercially reasonable efforts to reduce or eliminate any required withholding.

(f)          Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Share Capital or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8          Tax Consequences.  For federal income tax purposes, to the extent (i) not in contrary with the Israeli Companies Law and/or (ii) that no additional tax liabilities are imposed on the Company and/or its shareholders pursuant to the following, the Merger is intended to constitute (a) a transaction described in Section 351 of the Code or (b) a “reorganization” within the meaning of Section 368 of the Code, and the parties will report the Merger as such for U.S. federal, state and local income tax purposes.  None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Merger neither to qualify as a transaction described in Section 351 of the Code nor to qualify as a reorganization within the meaning of Section 368 of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

1.9            Assumption of Company Obligations.  Company is a party to Securities Purchase and Registration Rights Agreements dated December 29, 2016 (the “SPAs”) with a number of investors investing approximately $10 Million in connection with the Closing.  Pursuant to the terms of the SPA, Parent shall automatically assume all of Company’s post-Closing obligations under the SPAs, and the warrants being issued therewith, immediately following the Closing as defined herein. To that end, Parent is executing an Agreement for the Transfer and Assumption of Obligations under the Securities Purchase and Registration Rights Agreements, in form attached hereto as Exhibit F, to be delivered at Closing (the “Assumption Agreement”).

1.10          Variable Rate Transactions.  Under Section 4.7 of the SPAs, the Company agreed not to effect, or enter into any agreement to effect, any issuance of shares, options or convertible securities that would be a Variable Rate Transaction, as defined in the SPAs, until at least the one-year anniversary of the date a Registration Statement (as defined in the SPAs) is declared effective by the Securities and Exchange Commission.  Post-Closing, Parent agrees to the same prohibition on Variable Rate Transactions as the Company agreed to in the SPAs.

1.11          Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub, as of the Effective Time, as follows:

2.1          Subsidiaries; Due Organization; Etc.

(a)          The Company has one wholly-owned Subsidiary, namely Advanced Inhalation Therapies (AIT) Inc. (“AIT Sub”) and it does not own any securities of, or any equity interest of any nature in, any other Entity other than AIT Sub.  The Company has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          The Company is a corporation duly organized, validly existing and is in good standing under the laws of the State of Israel and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2          Capitalization, Etc.

(a)          The authorized Share Capital of the Company consists of 100,000,000 shares of stock, consisting of (A) 93,652,473 shares of Company Ordinary Shares, of which 2,305,290 shares have been issued and are outstanding as of the date of this Agreement, plus an indeterminate number of  up to 2,000,000 Ordinary Shares being issued to investors in connection with the SPAs, and (B) 6,347,527 shares of Series A Preferred Shares, of which 759,086 shares have been issued and are outstanding as of the date of this Agreement (all shares prescribed under subsections (A) and (B) which are issued and/or otherwise issuable on the Closing pursuant to the transactions contemplated herein, shall be together referred to as the “Company Share Capital”).  The Company does not hold any shares of its share capital in its treasury.  All of the outstanding shares of Company Share Capital that have been actually issued (or upon their issuance in connection with the transactions contemplated herein and subject to the terms and conditions prescribed herein and therein), have been duly authorized and validly issued, and are fully paid and nonassessable.  The Company is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Share Capital.  Notwithstanding the above, the Company's Preferred Shares will be converted into Company Ordinary Shares in connection with the Closing on a 1:1 basis, and that an additional 1,397,068 Company Ordinary Shares will be issued at Closing to holders of convertible notes issued by the Company.

(b)          As of the date of this Agreement, 538,573 shares of Company Ordinary Shares are subject to issuance pursuant to outstanding Company Options.  All outstanding Company Options were granted pursuant to the terms of the Company Option Plan.  The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  In addition, there will an indeterminate number of up to 2,000,000 Company Ordinary Shares subject to issuance pursuant to warrants being issued to investors in connection with the Closing within the scope of the SPAs (“Company Warrants”).

2.3          Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Shareholder Vote (as defined in Section 2.4), to perform its obligations under this Agreement.  The board of directors of the Company has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the Company's shareholders.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the Israeli Companies Law (with respect to the Merger).

2.4          Vote Required. The affirmative vote of a majority of the outstanding shares of the Company, on an “as-converted” basis, which includes the affirmative votes of Mr. Rony Raved and Mr. Ari Raved, in their capacity as the Company's shareholders (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt this Agreement.

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date hereof, as follows:

3.1          Due Organization.

(a)          Other than Merger Sub, Parent does not have any Subsidiaries and it does not own any capital stock of, or any equity interest of any nature in, any other Entity.  Parent has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Parent has all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c)          Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and Merger Sub has all necessary power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d)          Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

3.2          Certificate of Incorporation and Bylaws.  The copy of the bylaws of Parent which is an exhibit to the Parent’s Form S-1 filed with the SEC on October 1, 2015 is a complete and correct copy of such document and contains all amendments thereto as in effect on the date of this Agreement.  The Parent Restated Charter has been filed with the Secretary of State of the State of Delaware and Parent has delivered to the Company evidence thereof. The Parent Restated Charter is in full force and effect and no amendments thereto have been effected.

3.3          Capitalization, Etc.

(a)          The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of preferred stock (with blank check preferred rights).  After giving effect to the transactions contemplated by the Redemption Agreement, 13,200 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held by Parent in its treasury.  Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  During the period from October 21, 2016 to the date of this Agreement, (i) there have been no issuances by Parent of shares of capital stock of Parent and (ii) there have been no issuances of any options, warrants or other rights to acquire capital stock of Parent.  Except as expressly contemplated in the Redemption Agreement, Parent has not, subsequent to October 21, 2016, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.  Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent.  Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Upon the consummation of the Merger and any applicable Contemplated Transactions, without derogating from any other warranty and/or representations set forth herein with respect to the Parent, the Entitled Shareholders shall hold, in the aggregate, the Parent Common Stock in an amount reflecting the Goal Holdings.

(b)          Except as set forth in Section 3.3(a), (i) there are no shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent and/or Merger Sub is a party or by which it is bound obligating Parent and/or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent and/or Merger Sub or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c)          All outstanding shares of Parent Common Stock, and all other securities of Parent and/or Merger Sub have been issued and granted in compliance with:  (i) all applicable securities laws and other applicable Legal Requirement applicable to Parent and/or Merger Sub; and (ii) all material requirements set forth in applicable Contracts to which Parent and/or Merger Sub is a party.

(d)          Any and all Parent Common Stock to be issued to the Entitled Shareholders and/or are otherwise issuable and/or reserved with respect to future issuance in connection with the Contemplated Transactions (including without limitations, those prescribed under Section 1.5), are (or shall be upon issuance) duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights, anti-dilution, right of first refusal and/or any other similar contingency.

3.4          SEC Filings; Financial Statements.

(a)          Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since the formation of Parent, including all amendments thereto (collectively, the “Parent SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since the formation of Parent have been so filed or furnished on a timely basis.   As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document.  Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c)          The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.

(d)          To the knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5          Absence of Changes.  Between April 28, 2015 and the date of this Agreement: (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and (b) Parent has not been engaged in any business operations and has not had any products or customers and has not generated any revenues.

3.6          Liabilities.  As of the Effective Time, Parent does not have any accrued, contingent or other liabilities.

3.7          Absence of Material Assets. As of the Effective Time, Parent does not have any material assets.

3.8          Tax Matters.

(a)          Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All Taxes of Parent, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b)          Schedule 3.7(b) sets forth the amount and kind of all unpaid Taxes of Parent as of the Closing (whether or not such Taxes are due or payable) that are attributable to a taxable period or portion thereof occurring prior to the Closing.

(c)          Neither Parent nor any Parent Return is currently being (or since April 28, 2015 has been) audited by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

(d)          No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established on the Parent September 30, 2016 Balance Sheet).

(e)          There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable.

(f)          Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or non-U.S. Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g)          Schedule 3.7(g) sets forth all jurisdictions in which Parent has filed a Tax Return since December 31, 2015 and the Tax Returns filed in each such jurisdiction.  Parent has delivered or otherwise made available to the Company accurate and complete copies of all Tax Returns of Parent for all Tax years or other relevant periods.

(h)          No written claim has ever been received by Parent from any Governmental Body in a jurisdiction where Parent does not file a Tax Return that Parent is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by Parent to pay material Taxes.

(i)          Parent is not now and has never been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code.  Parent is not now and has never been a member of any combined, unitary or consolidated or similar group for state, local or non-U.S. Tax purposes or within the meaning of any similar Legal Requirement to which Parent may be subject.

(j)          There are no Contracts relating to allocating or sharing of Taxes to which Parent is a party or is otherwise bound.  Parent is not liable for Taxes of any other Person.  Parent is not under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes.  Parent is not a party to any Contract providing for payments by Parent with respect to any amount of Taxes of any other Person.  For the purposes of this Section 3.7(j), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Parent and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(k)          Parent has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(l)          Parent is not, and never has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)          Parent has taken no position on any U.S. federal income Tax Return (whether or not such position has been disclosed on any such U.S. federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(n)          Parent is not now participating in and has never participated in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o)          The Merger will be effected for bona fide non-Tax business reasons and will be carried out strictly in accordance with the Agreement.  The terms of the Agreement and all other agreements entered into in connection therewith (the “Transaction Documents”) are the product of arm’s length negotiations.  The Transaction Documents represent the entire agreement among the stockholders of the Company (the “Company Stockholders”), Parent, Merger Sub and the Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger (or any transaction related thereto) other than those expressly referred to in the Transaction Documents.

(p)          In connection with the Merger, the Company Shareholders will not receive in exchange for Company Capital Stock, directly or indirectly, any consideration other than the Parent Common Stock and cash for fractional shares, if any, received in the Merger.  No shares of Merger Sub have been or will be used as consideration or issued to the Company Shareholders in the Merger.

(q)          Neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) (a “Parent Related Person”) has any plan or intention to directly or indirectly purchase, redeem, or otherwise acquire or reacquire, any of the Parent Common Stock that will be issued in exchange for Company Share Capital pursuant to the Merger.  In connection with the Merger, no Parent Related Person and no person acting as an intermediary for Parent or such a Parent Related Person will acquire any of the Parent Common Stock issued in the Merger.

(r)          Parent and Merger Sub have paid and will pay only their respective expenses, if any, incurred in connection with or as part of the Merger.

(s)          Merger Sub is a newly-formed, wholly-owned subsidiary of Parent that was created for the sole purpose of facilitating the Merger.  Merger Sub has not conducted and is not conducting any business activities, and has had no assets prior to the Effective Time (other than nominal assets contributed upon the formation of Merger Sub, which assets will be treated in accordance with the provisions of Section 323 of the Israeli Companies Law.  Prior to the Effective Time, Parent owns all of the equity interests of Merger Sub, and other than the said equity interests, there are no outstanding obligations regarding the Merger Sub's securities (including without limitations, with respect to any options, warrants, debentures and/or any other commitments and/or contingencies in connection with the Merger Sub's security interests).

(t)          Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(u)          The fair market value of the assets of Parent exceeds and will exceed the sum of its liabilities, plus (without duplication) the amount of liabilities, if any, to which those assets are subject.

(v)          Neither Parent nor Merger Sub is or will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(w)          Prior to the Effective Time, neither Parent, Merger Sub, nor any of their respective affiliates will take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(x)          Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

(y)          All Parent Common Stock exchanged in the Merger for Company Share Capital will be voting stock.

(z)          To the knowledge of Parent and Merger Sub without independent verification thereof:

(i)          At the Effective Time, the fair market value of the consideration received by each Company Shareholder will be approximately equal to the fair market value of the Company Share Capital surrendered in exchange therefor, and the aggregate consideration received by the Company Shareholders in exchange for their Company Share Capital will be approximately equal to the fair market value of all of the outstanding shares of Company Share Capital immediately prior to the Merger.

(ii)          Following the Merger, neither Parent nor any Parent Related Person has any plan or intention to make any dividend or other distribution to the Company Shareholders other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

(iii)          The Company Shareholders will surrender their Company Share Capital solely in exchange for the Parent Common Stock to be issued pursuant to the Merger under similar terms and conditions regarding their issuance and/or grant (as applicable), unless otherwise prescribed herein, the SPAs and/or the Assumption Agreement (if applicable).  No liabilities of the Company Shareholders will be assumed by Parent or Merger Sub, nor will any shares of Company Share Capital be acquired subject to any liabilities.

(iv)          Parent has no present plan or intention: (A) to liquidate the Company or to merge the Company into another entity; (B) to sell or otherwise dispose of any share in the Company held by Parent except in connection with a transaction described in Section 368(a)(2)(C) of the Code; or (C) to sell or otherwise dispose of, or to cause the Company to sell or otherwise dispose of, any of the Company’s assets (including any of the assets of Merger Sub acquired in the Merger), except for (x) dispositions in connection with a transaction described in Section 368(a)(2)(C) of the Code or (y) dispositions in the ordinary course of business consistent with past practices, provided that, after such dispositions in the ordinary course of business consistent with past practices, the representations set forth in Section 3.7(z)(v) would continue to be accurate.

(v)          Parent does not and Parent will not at the Effective Time have a plan or intention to substantially dispose of or discontinue the Company’s trade or business in a manner that would cause the requirements of Treasury Regulation Section 1.368-1(d) to fail to be satisfied.  Following the Merger, Parent, or a member of Parent’s “qualified group,” will continue the Company’s historic business or use a “significant portion” of Company’s “historic business assets” within a business (as such terms are used in Treasury Regulation Section 1.368-1(d)).

(vi)          Parent will own all outstanding ownership interests of the Company immediately after the Merger.  Parent has no plan or intention to cause or permit the Company to issue additional ownership interests (including options, warrants and convertible securities) to any person or entity (other than Parent or pursuant to a transaction described in Section 368(a)(2)(C) of the Code).  Immediately after the Merger, the Company will have no outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire interests in the Company that, if exercised or converted, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

(vii)          Neither Parent nor Merger Sub has any plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.  Parent has no plan or intention to sell or otherwise dispose of any equity interest in the Company, except for a transfer (or successive transfers) of at least 80% of the equity of the Company to a corporation controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

3.9          Employee and Labor Matters; Benefit Plans.

(a)          Parent is not a party to or bound by, and never has been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b)          Parent is not, nor ever has been, engaged in any unfair labor practice of any nature.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Parent or any of its employees.  There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Parent, including charges of unfair labor practices or discrimination complaints

(c)          Parent does not intend, nor has it agreed or committed, to (i) establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or (ii) modify or terminate any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Company in writing).

(d)          Parent has made available to the Company accurate and complete copies of:  (i) all documents embodying or setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Parent Associate relating to any Parent Employee Plan and any proposed Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Parent or any Parent Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Parent Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (x) all non-discrimination test reports and summaries for each Parent Employee Plan for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e)          Parent and each Parent Affiliate have performed all material obligations required to be performed by them under each Parent Employee Plan and Parent Employee Agreement.  Neither Parent nor any Parent Affiliate is in default or violation of, and Parent has no knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan or Parent Employee Agreement.  Each Parent Employee Plan and Parent Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation and/or any other rules and regulations applicable in this respect.  For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan.  There are no claims or Legal Proceedings pending, or, to the best knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan.  Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Parent or any Parent Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements.  There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of Parent, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Parent Employee Plan or Parent Employee Agreement.  Neither Parent nor any Parent Affiliate has ever incurred any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement.  Parent and each Parent Affiliate have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan and Parent Employee Agreement.

(f)          Each Contract to which Parent is a party or is otherwise bound with any individual or entity that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code.  No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Parent Associate that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).  No compensation payable by Parent or any of the Parent Affiliates shall be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g)          Neither Parent nor any Parent Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Parent Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Parent Pension Plan in which stock of Parent or any Parent Affiliate is or was held as a plan asset, (iv) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Parent Associate under any Parent Employee Plan or Parent Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Parent under any Parent Employee Plan or Parent Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) be reasonably likely to result in any payment to any Parent Associate being non-deductible by virtue of Section 280G or Section 4999 of the Code.  No Parent Employee Plan or Parent Employee Agreement gives rise to any potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable Parent in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(i)          No Parent Employee Plan provides (except at no cost to Parent or any Parent Affiliate), or reflects or represents any liability of any of Parent or any Parent Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to Parent or any Parent Affiliate, neither Parent nor any Parent Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that any such Parent Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(j)          Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(k)          Neither Parent nor any Parent Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against Parent or any Parent Affiliate under any worker’s compensation policy or long-term disability policy.

(l)          To the knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of Parent or that would interfere with the businesses of Parent or any Parent Affiliate.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Parent or any Parent Affiliate as presently conducted nor any activity of such stockholder or current Parent Associate in connection with the carrying on of the business of Parent or any Parent Affiliate as presently conducted will, to the knowledge of Parent, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current Parent Associate has any rights or obligations.

3.10          Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and (to the best knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent and/or the Merger Sub, any business of Parent and/or the Merger Sub or any of the assets owned, leased or used by Parent and/or Merger Sub; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  To the best knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)          There is no Order to which Parent and/or the Merger Sub, or any of the assets owned or used by them, is subject.  To the best knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

3.11          Authority; Binding Nature of Agreement.  Subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.12) and the vote of Parent as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement.  The board of directors of Parent (acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the Merger and filing of the Parent Restated Charter are advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger and the filing of the Parent Restated Charter; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the Merger and the Parent Restated Charter by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the Merger be submitted for consideration by Parent’s stockholders. The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholder of Merger Sub.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.12          Vote Required.  The only vote of Parent’s stockholders required to approve the filing of the Parent Restated Charter is the affirmative vote of a majority of the outstanding shares of Common Stock of Parent (collectively, the “Required Parent Stockholder Vote”), which has been obtained on or prior to the date hereof.

3.13          Non-Contravention; Consents.   Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the assets owned or used by Parent, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent (including the Merger Sub);

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party or by which it is otherwise bound, or give any Person the right to:  (i) declare a default or exercise any remedy under any such material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Contract; (iii) accelerate the maturity or performance of any such material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such material Contract; or

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto).

Except as may be required by the Securities Act, Exchange Act, the DGCL and the Israeli Companies Law, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.14          Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.15          Valid Issuance.  The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company Warrants, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed on affiliates of Parent by Rule 144 under the Securities Act.

3.16          Shell Status; Voluntary Filer Status.  As of the Effective Time: (i) Parent is a “shell” company as defined in Rule 12b-2 of the Exchange Act, and (ii) Parent’s reporting obligations under the Exchange Act have been automatically suspended pursuant to Section 15(d) of the Exchange Act effective June 30, 2016, and Parent has been voluntarily making periodic reports and other filings with the Commission for periods after July 1, 2016.

SECTION 4.          CERTAINCOVENANTS OF THE PARTIES

4.1          Company Shareholders Approval.  Immediately following the execution and delivery of this Agreement, the Company shall solicit and obtain, to the extent required to give force to the Merger and/or any Contemplated Transactions herein under the Israeli Companies Law (and to the extent not already obtained) the Required Company Shareholders Vote for purposes of, adopting this Agreement and approving the Merger, and all other Contemplated Transactions applicable to the Company.

SECTION 5.          MISCELLANEOUS PROVISIONS

5.1          Amendment.  This Agreement may be amended only by an instrument in writing signed on behalf of each Parent and the Company.

5.2          Waiver.

(a)          Subject to Sections 5.2(b) and 5.2(c), any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)          No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.3          No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

5.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements and exhibits referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.5          Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel.

5.6          Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

5.7          Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

5.8          Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.9          Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

AIT Therapeutics, Inc.
26716 Via Colina
Stevenson Ranch, CA  91381
Attention:  Jason Lane
Facsimile:  N/A
Email:  jlane315@gmail.com

with a copy (which shall not constitute notice) to:

Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA  92618
Attention: Gilbert J. Bradshaw
Facsimile: (917) 791-8877
Email:  gbradshaw@wilsonoskam.com

if to the Company:

Advanced Inhalation Therapies (AIT) Ltd.
2 Derech Meir Weisgal
Rehovot, 7632605 Israel
Attention:  President & Chief Executive Officer
Facsimile:  N/A
Email:  amir@ait-pharm.com

with a copy (which shall not constitute notice) to:

Law Offices of Craig V. Butler
300 Spectrum Center Drive, Suite 300
Irvine, California 92618
Attention:  Craig V. Butler
Facsimile:  (949) 209-2545
E-mail: cbutler@craigbutlerlaw.com

5.10          Cooperation.  Each party hereto agrees to cooperate fully with each other party hereto to consummate the transactions contemplated herein and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

5.11          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.12          Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Ait Therapeutics, Inc.

By:      _________________________________
Name:
Title:

Red Maple Ltd.

By:      _________________________________
Name:
Title:

Advanced Inhalation Therapies (AIT) Ltd.

By:      _________________________________
Name:
Title:

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Ordinary Shares.  “Company Ordinary Shares” shall mean the Ordinary Shares of a nominal value of NIS 0.01 par value per share, of the Company.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Company participates or the U.S., Israel, or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company; (ii) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; and (vi) the taking of any action required by this Agreement; (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

Company Option Plan.  “Company Option Plan” shall mean, collectively, the Advanced Inhalation Therapies (AIT) Ltd. 2013 Incentive Option Plan .

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to a stock option plan, assumed by the Company or otherwise).

Company Preferred Shares.  “Company Preferred Shares” shall mean the Preferred A Shares, nominal value NIS 0.01 per share, of the Company.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Israeli Companies Law. “Israeli Companies Law” shall mean Israeli Companies Law, 1999.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate.  “Parent Affiliate” shall mean any Person under common control with Parent or required to be aggregated with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.  “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to Parent or any Parent Affiliate.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Parent.

Parent Employee.  “Parent Employee” shall mean any director or any officer or other employee of any of Parent.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) Parent or any Parent Affiliate; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of Parent or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Parent under applicable foreign law.

Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Parent or any Parent Affiliate for the benefit of any Parent Associate; or (b) with respect to which Parent or any Parent Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; and (vii) the taking of any action required by this Agreement; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

Parent Pension Plan.  “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Share Capital.  “Share Capital” shall mean (i) with respect to the Company: the Company's Ordinary Shares and the Company Preferred Shares, and (ii) with respect to the Merger Sub: the Merger Sub's Ordinary Shares.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, tariff or duty including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulation.  “Treasury Regulation” shall mean a regulation issued pursuant to the Code.

Unvested Company Ordinary Shares.  “Unvested Company Ordinary Shares” shall mean any Ordinary Shares of the Company that are not vested under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement or restricted stock purchase agreement).

EXHIBIT B

PARENT RESTATED CHARTER

EXHIBIT C

POST-EFFECTIVE TIME OFFICERS & DIRECTORS OF PARENT

Position	Name
Chief Executive Officer	Amir Avniel
Chief Financial Officer	Amir Avniel
Secretary	David Grossman
Chairman of the Board	Ron Bentzur
Member of Board of Directors	Dr. Jerome B. Zeldis
Member of Board of Directors	David Grossman
Member of Board of Directors	Amir Avniel
Member of Board of Directors	Prof. Yossef Av-Gay
Member of Board of Directors	Ari Raved
Member of Board of Directors	Steven Lisi

EXHIBIT D

COMPANY WRITTEN CONSENT

EXHIBIT E

MERGER SUB WRITTEN CONSENT

EXHIBIT F

ASSUMPTION AGREEMENT